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                               SULLIVAN & WORCESTER LLP
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                              BOSTON, MASSACHUSETTS 02109
                                    (617) 338-2800
                                 FAX NO. 617-338-2880
     IN WASHINGTON, D.C.                                   IN NEW YORK CITY
1025 CONNECTICUT AVENUE, N.W.                              767 THIRD AVENUE
   WASHINGTON, D.C. 20036                              NEW YORK, NEW YORK 10017
       (202) 775-8190                                       (212) 486-8200
    FAX NO. 202-293-2275                                 FAX NO. 212-758-2151

                                                                       EXHIBIT 5


                                  April 4, 1997



Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111

Ladies and Gentlemen:

         In connection with the registration by Iron Mountain Incorporated, a Delaware corporation ("Iron Mountain"), of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), for issuance in connection with the merger (the "Merger") of IM-1 Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Iron Mountain ("Sub"), with Safesite Records Management Corporation, a Delaware corporation ("Safesite"), pursuant to the terms of an Agreement and Plan of Merger, dated as of February 19, 1997, as amended, among Iron Mountain, Sub and Safesite (the "Merger Agreement"), this opinion is furnished to you to be filed as Exhibit 5 to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed with the Securities and Exchange Commission (the "Commission").

         We have acted as counsel to Iron Mountain in connection with the preparation of the Registration Statement, and we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, the Amended and Restated Certificate of Incorporation of Iron Mountain, as amended to date, corporate records, certificates and statements of officers of Iron Mountain and of public officials, and such other documents as we have considered necessary in order to furnish the opinion hereinafter set forth. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance by the Board of Directors of Iron Mountain and, when the Merger has been duly approved by the stockholders of Safesite and a


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Certificate of Merger, reflecting the terms of the Merger Agreement, has been duly filed with the Secretary of State of the State of Delaware, upon issuance and delivery of certificates for the Shares against tender of certificates evidencing shares of Common Stock, par value $.01 per share, of Safesite outstanding at the Effective Time of the Merger (as established pursuant to the Merger Agreement), in accordance with the procedure established in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable by Iron Mountain.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm made therein under the caption "Legal Matters". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                /s/  Sullivan & Worcester LLP

                                SULLIVAN & WORCESTER LLP